Exhibit 99.1

Gary Thompson – Media	Jennifer Chen – Investors
Caesars Entertainment Corporation	Caesars Entertainment Corporation
(702) 407-6529	(702) 407-6407

Caesars Entertainment Names Keith Causey Chief Accounting Officer

LAS VEGAS, Oct. 10, 2014 — Caesars Entertainment Corporation (NASDAQ: CZR), the world’s most diversified gaming and entertainment company, today announced the appointment of Keith Causey as Senior Vice President and Chief Accounting Officer. He replaces Diane Wilfong, who has left the company to pursue another opportunity. There are no disagreements between Wilfong and Caesars Entertainment regarding the company’s financial reporting, operations, policies or practices.

“We are pleased to welcome Keith, who brings significant public company experience with large and complex organizations. With more than 20 years of experience, Keith brings an extensive technical accounting background as well as regulatory compliance expertise, making him an ideal candidate for this role,” said Donald Colvin, Executive Vice President and CFO of Caesars Entertainment.

As Chief Accounting Officer, Causey will have responsibility over all corporate accounting and internal audit functions and will report to Colvin. He joins Caesars Entertainment from General Motors, where he served as Executive Director, Global Business Services – Finance. In this role, Causey was responsible for all accounting, finance, tax, treasury, and transactional processing functions within Global Business Services. Prior to this, he served as Assistant Controller for six years. Before joining General Motors, Causey spent 10 years at The DIRECTV Group in a series of corporate accounting and reporting roles, including serving as Senior Vice President, Controller. Causey is a Certified Public Accountant who earned his B.S. in Accounting from California State University, Long Beach.

About Caesars Entertainment

Caesars Entertainment Corporation (CEC) is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. CEC is mainly comprised of the following three entities: the majority owned operating subsidiary Caesars Entertainment Operating Company, wholly owned Caesars Entertainment Resort Properties and Caesars Growth Properties, in which we hold a variable economic interest. Since its beginning in Reno, Nevada, 75 years ago, CEC has grown through development of new resorts, expansions and acquisitions and its portfolio of subsidiaries now operate 50 casinos in 13 U.S. states and five countries. The Company’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. CEC’s portfolio also includes the London Clubs International family of casinos. CEC is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. The Company is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

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